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                                                                     EXHIBIT 8.1








                  [Wachtell, Lipton, Rosen & Katz Letterhead]




                          Dated the Effective Date of
                          the Registration Statement




Mercantile Bancorporation Inc.
Mercantile Tower
P. O. Box 524
St. Louis, Missouri  63166-0524

Ladies/Gentlemen:

      We have acted as special counsel to Mercantile Bancorporation, a Missouri corporation ("MBI"), in connection with the proposed merger (the "Merger") of Roosevelt Financial Group, Inc., a Delaware corporation ("Roosevelt") with and into Ameribanc, Inc., a Missouri corporation ("Merger Sub") and a direct wholly-owned subsidiary of MBI, upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of December 22, 1996 by and between MBI and Roosevelt (the "Agreement"). At your request, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

      For purposes of the opinion set forth below, we have relied, with the consent of MBI and the consent of Roosevelt, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of MBI and Roosevelt (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such statements and representations will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement on Form S-4 (the "Registration Statement") and the Proxy Statement/Prospectus (the

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Mercantile Bancorporation Inc.
Page 2


"Proxy Statement") filed with the Securities Exchange Commission, as amended through the date hereof, in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

      We have also assumed that (i) the Stock Amount will have a fair market value at the Effective Time that is greater than 50 percent of the total consideration to be received by Roosevelt shareholders in the Merger, (ii) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and (iii) the Merger will qualify as a statutory merger under the applicable laws of the State of Missouri and the State of Delaware.

      Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized by the stockholders of Roosevelt to the extent they receive solely MBI Common Stock in exchange for shares of Roosevelt Common Stock.

      This opinion may not be applicable to Roosevelt shareholders who received their Roosevelt Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the caption "SUMMARY INFORMATION -- Federal Income Tax Consequences in General," under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" and elsewhere in the Proxy Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                           Very truly yours,


                                           /s/ Wachtell, Lipton, Rosen & Katz